SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Preliminary Proxy Statement
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Rule 14a-6(e)(2))
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Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

TM Entertainment & Media
(Name of Registrant as Specified in Its Charter)

Opportunity Partners L.P.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.

(1) Title of each class of securities to which transaction applies:

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applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the
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Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax: (914) 747-2150 // pgoldstein@bulldoginvestors.com

December 30, 2008

Dear Fellow Shareholder of TM Entertainment and Media, Inc. (TMI):

TMIs trust account contains about $7.91 per share. Since its stock price is far below $7.91, we believe it is in the best interests of the public shareholders to distribute substantially all the cash in the trust account and leave TMI as a shell corporation with a de minimus amount of cash.
To that end, we propose (1) adopting a bylaw to take effect immediately to increase the size of the board from four to nine directors, and (2) electing a slate of directors to fill the five open seats thereby created that is committed to distribute substantially all the cash in the trust account.

The key question for public shareholders is: What is the likelihood that the shares will trade above $7.91 by October 17, 2009, TMIs deadline of for completing a transaction? We think it is virtually nil and that public shareholders can therefore maximize their rate of return by having substantially all the cash in the trust account distributed now.

TMIs promoters disagree. They point to several SPACs that they say recently completed a transaction successfully: Vector Intersect, FMG, Heckman, and Hyde Park. Success is indeed in the eye of the beholder.
None of those SPACs traded above their liquidating value when the successful transaction closed. Worse, the public shareholders that voted in favor of the transactions have lost money because the stock prices of these former SPACs immediately fell and are respectively now about 16%, 67%, 32% and 45% lower than the cash in their (former) trust accounts!

Moreover, TMIs warrants are trading at about one cent and on the verge of failing to meet the stock exchanges listing requirements. That reflects extreme pessimism that any transaction will be completed by October 17, 2009.

Why are TMIs promoters opposed to distributing substantially all the cash in the trust account? The answer is likely that their founders shares and warrants will then become virtually worthless. Since they face is an obvious conflict of interest you need to make your own decision about what is best for you. We think you will come to the same conclusion we have reached.
If you agree with us, please complete and return the enclosed consent card immediately.

    							Very truly yours,

Phillip Goldstein
Kimball & Winthrop, Inc.
							General Partner


CONSENT STATEMENT OF OPPORTUNITY PARTNERS L.P. TO OBTAIN CONTROL OF THE BOARD OF DIRECTORS IN ORDER DISTRIBUTE SUBSTANTIALLY ALL THE CASH IN THE TRUST ACCOUNT OF TM ENTERTAINMENT AND MEDIA, INC. (TMI)


Opportunity Partners L.P. is a private investment partnership in the Bulldog Investors group of funds and is a major shareholder of TMI. We are seeking the consent of the shareholders of TMI of record as of December 19, 2008 to:
(1)adopt a bylaw to take effect immediately to increase the size of the board of directors from four, its current size, to nine, and (2) nominate a slate of directors committed, barring any material changes in circumstances, to distribute substantially all the cash in the trust account, to fill the five open seats thereby created. After such distribution, TMI would be a shell corporation with a de minimus amount of cash.

REASON FOR THE CONSENT SOLICITATION

As of December 12, 2008, TMIs shares were at $7.23 and the trust account had cash of about $7.91 per share. Since TMIs stock price is significantly below the value of the trust account, we believe it is in the best interests of TMIs shareholders to distribute substantially all the cash in the trust account and leave TMI as a shell corporation with a de minimus amount of cash.


CONSENT PROCEDURE

Section 228 of the Delaware General Corporation Law (DGCL) provides that any action that may be taken at a meeting of TMIs shareholders may be taken without a meeting, without prior notice and without a vote if written consents of the action are signed by the holders of more than 50% of TMIs 12,505,000 outstanding shares and are properly delivered to TMI. Pursuant to Section 278 of the DGCL,TMIs corporate life is currently set to expire on October 17, 2009 unless shareholders vote to extend it (in connection with the consummation of a business combination). Recently, the boards of several SPACs, including China Healthcare Acquisition Corp. have determined to substantially liquidate the trust account before their corporate life expired. We know of no reason that shareholders cannot act by written consent to elect directors that are committed to distribute substantially all the cash in the trust account and leave TMI as a shell corporation with a de minimus amount of cash.

For an action to be effective, properly unrevoked written consents from shareholders owning more than 50% of TMIs outstanding shares must be delivered to TMI within 60 days of the earliest dated written consent delivered to TMI. You may revoke your consent at any time prior to that date by delivering a written revocation to us or to TMI. After that date all consents will become invalid. We will make a public filing promptly after we deliver our first written consent to TMI with the Securities and Exchange Commission to notify shareholders when our consent solicitation will expire. If you complete and return a GREEN consent card to us, your shares will be aggregated with those of all other shareholders that return GREEN consent cards.
If, prior to the expiration date, we have received what we believe are unrevoked consent cards from the holders of more than 50% of TMIs outstanding shares, we will promptly deliver them to TMI.
If the aforementioned actions become effective as a result of this consent solicitation, Section 228(e) of the DGCL requires TMI to notify stockholders who have not executed written consents as promptly as possible by press release or otherwise.


INCUMBENT AND PROPOSED NOMINEES

The incumbent directors are Theodore S. Green, Malcolm Bird, Jonathan F. Miller and John W. Hyde, each of whom opposes this consent solicitation. We are seeking your consent to elect the following five persons as directors.
They are committed to distribute substantially all the cash in the trust account and leave TMI as a shell corporation with a de minimus amount of cash:

Gerald Hellerman ( born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496
Mr. Hellerman is a director of MVC Acquisition Corp. and is a director and Chairman of the Audit Committee of MVC Capital, Inc. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firms inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc. (NYSE: MXE), and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and was a director and Chairman of the Audit Committee of AirNet Systems, Inc. until June 2008.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 Mr. Dakos is a self-employed investment advisor and a principal of the general partner of six private investment partnerships in the Bulldog Investors group of funds. He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation since 2007.

Phillip Goldstein (born 1945); Park 80 West, Plaza Two, Suite 750, Saddle Brook NJ 07663 Mr. Goldstein is an investment advisor and a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds. He has been a director of the Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001 and ASA Ltd since 2008.

Rajeev Das (born 1968); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 Mr. Das Principal of the Bulldog Investors group of funds and Managing Member of the general partner of Opportunity Income Plus L.P.; Director of Mexico Equity and Income Fund, Inc. (since 2001).
In 2006 he served as director of Brantley Capital Corporation.

Steven Samuels (born 1956); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 Mr. Samuels is a principal of the general partner of six investment partnerships in the Bulldog Investors group of funds.


THE SOLICITATION
The SEC deems a nominee to be a participant in a solicitation.  We believe that is misleading since it suggests that the nominee has a greater role in a
solicitation than is the case.   Nevertheless, using the SECs definition of
participant, no participant or associate of any participant in this solicitation is or has been a party to any contract, arrangements or understanding with any person with respect to any securities of TMI or has any arrangement or understanding with any person with respect to future employment by TMI or any of its affiliates or to any future transactions to which TMI or any of its affiliates will or may be a party.
Persons affiliated with or employed by us or our affiliates may assist us in the solicitation of consents. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward our solicitation material to the beneficial owners of TMI shares for whom they hold such shares.
We will reimburse these organizations for their reasonable out-of-pocket expenses. Initially, we will bear all of the expenses related to this consent solicitation. Because we believe that TMI will benefit from this consent solicitation, we intend to seek reimbursement of our expenses from TMI. Shareholders will not be asked to vote on the reimbursement of our expenses which we estimate will be $10,000.


UNRELATED LITIGATION
On January 31, 2007, the Acting Director of the Securities Division of the Massachusetts Secretary of State (the Secretary) filed a complaint against Opportunity Partners L.P. and certain related parties (the Bulldog Parties) alleging that they violated Massachusetts law by making information about certain unregistered securities available on the Bulldog Investors website and by providing information about such investments to an individual who requested it without first determining that the individual was eligible to invest in such securities.
On October 17, 2007, the Secretary issued a cease and desist order and imposed a fine of $25,000 on the Bulldog Parties which the Bulldog Parties have appealed in Massachusetts Superior Court. That appeal is pending.

On March 23, 2007, the Bulldog Parties filed a lawsuit in Massachusetts Superior Court to enjoin the aforementioned enforcement action on several grounds including that it violates the Bulldog Parties right of free speech. On March 25, 2008, the Bulldog Parties filed an amended complaint in Massachusetts Superior Court to include a claim that the Secretary does not have personal jurisdiction over them. A final judgment in that case has not been reached.

Other Information

As of December 19, 2008, Opportunity Partners and affiliated entities beneficially owned 2,316,050 common shares of TMI, all of which were purchased since October 17, 2007.
Information regarding TMI, its directors, officers and large shareholders is available in filings submitted by TMI with the SEC at www.sec.gov. In addition, the board of TMI has indicated that it will send a counter-solicitation to shareholders containing such information.
December 30, 2008

CONSENT CARD

This consent is in response to a consent statement dated December 30, 2008 by Opportunity Partners L.P., a shareholder of TM Entertainment and Media, Inc.
(TMI)

I (we) am a shareholder of TMI. I (we) hereby consent to (1) adopt a bylaw to take effect immediately to increase the size of the board from four to nine directors, and (2) elect the following persons who, barring any material changes in circumstances, are committed to distribute substantially all the cash in the trust account and to leave TMI as a shell corporation with a de minimus amount of cash, to fill the five open director seats thereby created: Gerald Hellerman, Andrew Dakos, Phillip Goldstein, Rajeev Das and Steven Samuels.

I (we) do not wish to withhold authority to elect any of the above named persons except for the persons listed below:

 ___________________________________________________________________________

Please sign and date below.



Signature(s)__________________________________  	Dated: _____________


Number of Shares Owned______________